EXHIBIT 99.1

        E-CENTIVES APPOINTS NEW CHIEF EXECUTIVE OFFICER AND NEW CHAIRMAN

BETHESDA, MD, June 30, 2004- E-centives, Inc. (SWX: ECEN), a leading provider of interactive marketing technologies and services, today announced the appointment of a new Chief Executive Officer and a new Chairman, effective June 22, 2004.

The Company has transitioned the roles of its Chief Executive Officer from co-founder Kamran Amjadi to co-founder Dadi Akhavan, and its Chairman to Sean Deson. "After 8 years of building the company, I believe E-centives is in need of a change to a new leadership that can take it to the next level", said Kamran Amjadi, former Chairman & CEO of E-centives, Inc. "Dadi has the in-depth market and company knowledge necessary and the business acumen required to continue E-centives' growth to profitability and continued marketing leadership."

"Kamran built the company from his garage, took the company public, made several acquisitions, and positioned the company as a leader in the interactive database marketing space, with a strong focus in the consumer packaged goods space. These are remarkable accomplishments that could have only been achieved with maximum effort and dedication," said Dadi Akhavan, E-centives' newly appointed CEO and its former President & COO.

Peter Friedli, E-centives' co-founder and one of its largest investors said, "Kamran has been a tireless driving force behind E-centives for almost 8 years. He has accomplished a lot and successfully navigated the company through many challenges and difficult times." Mr. Friedli continued, "It is to his credit that he has the foresight to make the decision to cause this change for the benefit of the Company. I thank him for his service and I hope we can work together again in the near future."

Sean Deson was appointed to the Board of Directors effective April 19, 2004 and on June 22, 2004, Mr. Deson was appointed Chairman of the Board. Mr. Deson is the founder of Deson & Co., Deson Ventures, and Treeline Capital, all technology-focused investment related firms. Prior to founding his investment firms, Mr. Deson was a Senior Vice President at Donaldson, Lufkin & Jenrette, now Credit Suisse First Boston.

ABOUT E-CENTIVES, INC.

E-centives, Inc. is a leading provider of interactive marketing technologies and services that enable companies to acquire and retain consumers and promote more profitable relationships with them. Clients include global businesses from the consumer packaged goods, retail and media industries. Headquartered in Bethesda, MD, just outside Washington, D.C., and with west coast offices in the San Francisco Bay Area, E-centives, Inc. is traded on the SWX Swiss Exchange under the symbol "ECEN".

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, E-centives cautions investors that any forward-looking statements or projections made by the company, including those that may be made in this press release, are based on management's expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Specifically, E-centives forecasts of revenue growth, customer growth and EBITDA are forward looking in nature, and could differ materially from current expectations. E-centives' future results may be impacted by factors such as technological changes, market acceptance of the company's services, E-centives ability to grow its customer base, and competitive market pressures, among other things. E-centives' future results also may be impacted by other risk factors detailed from time to time in the company's registration statements and Forms 10-K and 10-Q filed with the Securities and Exchange Commission. By making these forward-looking statements, E-centives undertakes no obligation or intention to update these statements after the date of this release.

CONTACT:
Ivana Pacakova
E-centives, Inc.
1.240.333.6115
tslavin@e-centives.com